UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2015

Cardtronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In order to provide more flexibility for Cardtronics, Inc. (the “Company”) to pursue its international growth strategies of acquiring and building operations outside of the U.S., on May 26, 2015 the Company entered into a second amendment (the “Second Amendment”) to its amended and restated credit agreement (as amended, the “Credit Agreement”) by and among the Company, Cardtronics Europe Limited, as the European borrower (the “European Borrower”), the guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders party thereto (the “Lenders”).  Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Credit Agreement.

The Second Amendment creates a new $75 million tranche (the “European Commitments”) under the Credit Agreement, under which the European Borrower may make borrowings in Pounds Sterling, Euros or any other currency convertible into U.S. Dollars on the London interbank market and approved by the Administrative Agent and the Lenders providing the European Commitments.  The Second Amendment further provides for sub-limits under the European Commitments of $15 million for swingline loans and $15 million for letters of credit.

In connection with the creation of the European Commitments, the commitments of the Lenders to make loans to the Company (the “U.S. Commitments”) have been reduced to $300 million.  The letter of credit sub-limit and the swingline sub-limit under the U.S. Commitments will remain at $30 million and $25 million, respectively, and the alternative currency sub-limit under the U.S. Commitments is now $75 million.

Under the terms of the Second Amendment, loans under either the U.S. Commitments or European Commitments (not including the swingline loans and alternative currency loans) bear interest at the Company’s option at either:

•the Alternative Base Rate plus a margin that depends on the Company’s most recent Total Net Leverage Ratio ranging from 0.00% to 1.25%; or

•the Adjusted LIBO Rate plus a margin based on the Company’s most recent Total Net Leverage Ratio ranging from 1.00% to 2.25%.

The swingline loans bear interest at the Alternate Base Rate as described above. The alternative currency loans bear interest at the Adjusted LIBO Rate as described above.

The unused portion of the credit facility is subject to a commitment fee ranging from 0.20% to 0.40% per annum based on the Company’s most recent Total Net Leverage Ratio.

The Second Amendment also removes the covenant that (i) the aggregate Consolidated Adjusted EBITDA attributable to Restricted Subsidiaries that are not Guarantors not exceed 40% of the Consolidated Adjusted EBITDA of the Company and all Restricted Subsidiaries or (ii) the book value of aggregate consolidated assets of the Restricted Subsidiaries that are not Guarantors not exceed 40% of aggregate consolidated assets of the Company and all Restricted Subsidiaries.  Additionally, the carve-out for intercompany indebtedness and investments between the Company and its domestic subsidiaries and the European Borrower and the foreign subsidiaries has been increased to $75 million (from $50 million) with an additional $175 million available to the extent that such intercompany indebtedness and investments are used to fund acquisitions permitted by the Credit Agreement, provided that to the extent that such acquisitions are funded with the proceeds of equity issuances by the Company, such proceeds will not be subject to the $175 million limit.  The Second Amendment does not otherwise significantly modify the covenants to which the Company and its subsidiaries are subject, including the quarterly financial ratios.

The obligations of the European Borrower under the European Commitments will be guaranteed by the Company and its material subsidiaries, and will be secured by liens on the assets of the Company and its material subsidiaries, subject to certain terms and exceptions.  However, the European Borrower and the foreign subsidiaries will not guarantee the obligations of the Company or its domestic subsidiaries in respect of the U.S. Commitments.  Any outstanding amounts under the credit facility will be due on April 24, 2019.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.

Date:May 28, 2015	By:/s/ E. Brad conrad
E. Brad Conrad
Chief Accounting Officer